Exhibit 3.1

STATE of DELAWARE
________________________________________________
CERTIFICATE OF MERGER
OF
PENINSULA ACQUISITION SUB, INC.
WITH AND INTO
TRANSPHORM, INC.

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware

Transphorm, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify to the following facts relating to the merger (the “Merger”) of Peninsula Acquisition Sub, Inc. (“Merger Sub”), a corporation organized and existing under the DGCL, with and into the Corporation, with the Corporation remaining as the surviving corporation (“Surviving Corporation”):
FIRST: That the name and state of incorporation of each of the constituent corporations of the Merger is as follows:

Name	State of Incorporation

Transphorm, Inc.	Delaware

Peninsula Acquisition Sub, Inc.	Delaware
SECOND: The Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of February 12, 2020, by and among the Corporation, Merger Sub and Peninsula Acquisition Corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware and the requisite stockholders of the constituent corporations have given their written consent thereto in accordance with Section 228 of the DGCL.
THIRD: That the name of the Surviving Corporation of the Merger shall be changed to Transphorm Technology, Inc.

FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A hereto.
FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation located at 115 Castilian Drive, Goleta, CA 93117.
SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
SEVENTH: That the Merger shall be effective at 6:00 p.m. Pacific Time on February 12, 2020.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

This Certificate of Merger has been executed on this 12th day of February, 2020.

TRANSPHORM, INC.

By:	/s/ Mario Rivas
Name:	Mario Rivas
Title:	Chief Executive Officer

Signature Page to Certificate of Merger

EXHIBIT A
Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED & RESTATED
CERTIFICATE OF INCORPORATION
OF
TRANSPHORM TECHNOLOGY, INC.
ARTICLE ONE
The name of the Corporation is Transphorm Technology, Inc.
ARTICLE TWO
The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the Corporation has authority to issue is fifty million (50,000,000) shares of Common Stock, with a par value of $.0001 per share and five million (5,000,000) shares of Preferred Stock, with a par value of $.0001 per share.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.
ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT
To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.
ARTICLE NINE
The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officers is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any By-law, agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such officer, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE NINE shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE NINE shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law or terms of this certificate of incorporation.

ARTICLE TEN
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.